The CIT Group/Business Credit, Inc.
11 West 42nd Street
New York, New York 10036
July 18, 2012
Senior Revolving DIP Facility
Commitment Letter

CONFIDENTIAL

Broadview Networks Holdings, Inc.
Broadview Networks, Inc.
Broadview Networks of Massachusetts, Inc.
Broadview Networks of Virginia, Inc.
Bridgecom International, Inc.
800 Westchester Avenue
5th Floor. Suite N501
Rye Brook, New York 10573
Attention: Corey Rinker, Chief Financial Officer

Ladies and Gentlemen:

Broadview Networks Holdings. Inc. for itself and on behalf of its affiliates, Broadview Networks, Inc., Broadview Networks of Massachusetts, Inc., Broadview Networks of Virginia, Inc. and Bridgecom International, Inc. (collectively the "Borrower"; sometimes referred to herein as"you") has advised The CIT Group/Business Credit, Inc. ("CITBC"); sometimes referred to herein as "we" or "us") that it intends to file a voluntary Chapter 11 petitions under the U.S. Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York on or around August 24, 2012 in connection with the proposed restructuring of certain outstanding 11375% Senior Secured Notes issued by Borrower, due September 1, 2012 (the "Senior Secured Notes") (the "Transaction").

1.     Commitments.

The Borrower has requested that CITBC commit to provide a senior secured revolving credit facility to the Borrower as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code (collectively, the "Chapter 11 Cases") in an aggregate principal amount of up to $25,000,000, comprised of a dollar-for-dollar roll up and refinancing in full of the Pre-Petition Facility Amount (defined below), plus new money revolving loans equal to the difference between $25,000,000 (subject to availability under applicable borrowing base formulae described in the DIP Term Sheet) and the Pre-Petition Facility Amount (the "Senior Revolving DIP Facility"). The Senior Revolving DIP Facility and the proceeds of loans advanced thereunder are to be used (i) to roll up on a dollar for dollar basis and pay in full the Pre-Petition Facility Amount (defined below), (ii) to fund ongoing working capital requirements during the pendency of the Chapter II Cases. (iii) to pay for court approved fees and expenses associated with the Transaction and the Chapter II Cases, and (iv) for general corporate purposes.

For purposes of this Commitment Letter, the "Pre-Petition Facility Amount" shall mean the aggregate Obligations of the Borrower to CITBC immediately prior to the commencement of the Chapter 11 Cases under Borrower’s existing credit facility with CITBC (the "Existing Facility"), as memorialized by (and as defined in) that certain Credit Agreement between the Borrower, certain guarantors, and CITBC, with CITBC as Administrative Agent and as a lender, together with the other lenders party thereto, dated August 23, 2006, as amended (the "Existing Credit Agreement").

Based upon and subject to the terms and conditions set forth in this commitment letter (the "Commitment Letter") and the Summary Terms and Conditions relating to the Senior Revolving DIP Facility attached hereto as Exhibit A (the "DIP Term Sheet"; and together with the Commitment Letter, the "Commitment), CITBC is pleased to advise you of its commitment to provide the Senior Revolving DIP Facility, and its agreement to act as the administrative agent in respect thereof. You agree that no other agents or arrangers will be appointed, and no other titles or compensation will be awarded or paid, on account of the Senior Revolving DIP Facility, unless approved by CITBC. In consideration of the commitments and agreements of the DIP Agent hereunder, you agree to pay the fees described in the DIP Term Sheet, including, without limitation, the Commitment Fee, each of which shall be paid and fully earned as and when set forth in the attached DIP Term Sheet.

2.     Conditions.

The Commitment does not set forth all of the terms, conditions, covenants, representations, warranties and other provisions which would be contained in the final financing agreements and related documentation of the proposed financing (which are, collectively, referred to herein as the "Loan Documentation"); rather, it only summarizes the major points of understanding which will be the basis for such Loan Documentation, which will be drafted by, and will be in form and substance satisfactory to, the DIP Agent, substantially consistent with the Existing Credit Agreement (as modified by the DIP Term Sheet and as deemed usual, customary, necessary and/or advisable in light of the proposed filing of the Chapter Ii Cases) and debtor-in-possession financing transactions of this kind, subject, however, to the second sentence in the italicized preliminary statement set forth in the forepart of the DIP Term Sheet. All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the DIP Term Sheet.

The Commitment is issued by CITBC based upon the financial and other information regarding the Borrower and its affiliates and the Transaction previously provided to the CITBC. Accordingly, the Commitment and the structure and terms of the Senior Revolving DIP Facility set forth in the DIP Term Sheet are subject to the fulfillment to the satisfaction of CITBC of the following conditions (in addition to those set forth in the DIP Term Sheet): there shall not have occurred after the date hereof any event, development or circumstance, other than (A) the commencement of the Chapter II Cases, and (B) any other event that preceded the commencement of the Chapter II Cases and which was known to CITBC prior to the date of this Commitment Letter, which has had or could reasonably be expected to have a material adverse effect on (a) the business or condition of the Borrower and its subsidiaries, taken as a whole or (b) the likelihood that during the pendency of the Chapter 11 Cases, the Borrower would be able to operate within a 25% adverse variance of each of the Total Cash Receipts (defined below) and the Total Cash Disbursements (defined below) for the 13-week period commencing on the date of commencement of the Chapter 11 Cases, each taken individually, on a cumulative basis for the applicable period, as set forth in the weekly cash flow projections attached as Exhibit B to this Commitment Letter (the "Approved Budget"). For purposes of this Commitment, (i) "Total Cash Receipts" shall mean and refer to the line item set forth in the Approved Budget, the Updated Budget (as defined in the DIP Term Sheet) or any further rolling update of such budget from the date hereof through the pendency of the Chapter II Cases, entitled "Total cash receipts", and (ii) "Total Cash Disbursements" shall mean and refer to the sum of the following line items set forth in the Approved Budget. the Updated Budget or any further rolling update of such budget from the date hereof through the pendency of the Chapter 11 Cases: (a) "Total cash disbursements", I2IJI (b) "Interest, debt, cap leases", p1. (c) "Nonrecurring items (in) out". Borrower will not modify any of the line item headings or general format set forth in any update of the Approved Budget, including the Updated Budget, or in any further rolling update of such budget from the date hereof through the pendency of the Chapter 11 Cases without the prior written consent of CITBC.

3.     Information.

You hereby represent and covenant that (i) all information (other than projections, other forward looking information, or information of a general or industry specific nature), which has been or is hereafter made available to the DIP Agent by or on behalf of the Borrower, any of its subsidiaries or affiliates or its representatives in connection with the transactions contemplated hereby ("Information") when taken as a whole, is or, when furnished, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, giving effect to all written supplements and updates provided thereto, to the extent so provided not less than two business days prior to the closing of the transactions contemplated by this Commitment and (ii) the projections that have been or will be made available to the DIP Agent have been and will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time made available to the DIP Agent (it being understood that such projections are subject to uncertainties and no assurance can be given that they will be realized). You hereby agree to supplement the Information and the projections from time to time and to promptly advise us of all developments materially affecting Borrower, any of its subsidiaries or affiliates or the transactions contemplated hereby until the closing date of the Senior Revolving DIP, so that the representation and warranty in the preceding sentence is correct on the closing date of the Senior Revolving DIP Facility. In structuring and entering into the Senior Revolving DIP Facility, the DIP Agent will be using and relying on the Information and the projections without independent verification thereof.

4.     Indemnity and Expenses.

Borrower agrees (a) to indemnify and hold harmless CITBC and any other lenders party to the financing agreements contemplated hereunder from time to time and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, attorneys, members and successors and assigns of each of the foregoing (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the DIP Term Sheet), the Transaction, the Senior Revolving DIP Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person, (ii) arising out of a breach in bad faith by any Indemnified Person or its affiliates under this Commitment Letter or the Senior Revolving DIP Facility found in a final, non-appealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence Of such Indemnified Person, and (iii) in connection with any claim, investigation or other proceeding between or among Indemnified Persons, and (b) to reimburse each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of pocket expenses (including but not limited to appraisal, consulting and auditing fees, and reasonable fees, out-of-pocket disbursements and other charges of counsel to the DIP Agent), in each case incurred in connection with the Senior Revolving DIP Facility and the preparation of this Commitment Letter, the Loan Documentation and any security arrangements in connection therewith and the administration, amendment, modification or waiver thereof (or any proposed amendment, modification or waiver thereof), whether or not the closing date occurs for the Senior Revolving DIP Facility or any Loan Documentation is executed and delivered or any extensions of credit are made thereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, nonappealable judgment of a court of competent jurisdiction to have solely and directly resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Senior Revolving DIP Facility. The foregoing, and similar language set forth in the DIP Term Sheet is not intended to and shall not narrow the breadth and scope of provisions set forth in the Existing Credit Agreement relating to indemnification and expense reimbursement of the agent and lenders thereunder, or as may be set forth in the Senior Revolving DIP Facility.

5.     Commitment Fee.

To induce CITBC to execute and deliver the Commitment Letter, you hereby agree to pay a commitment fee in an amount equal to 0.5% of the aggregate committed amount of the Senior Revolving DIP Facility (the "Commitment Fee"), which Commitment Fee is fully earned and payable upon your execution and delivery of this Commitment Letter and once paid shall be nonrefundable.

6.     Other Services.

You acknowledge that CITBC and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither CITBC nor any of its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither CITBC nor any of its affiliates will furnish any such information to other persons. You also acknowledge that neither CITBC nor any of its affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You hereby agree that, on or after the closing of the Senior Revolving DIP Facility, CITBC or any of its affiliates may, (subject to providing you with a copy thereof at least one business day prior to publication and an opportunity to comment thereon) place "tombstone" advertisements (which may include any of Borrower’s or its affiliates’ trade names or corporate logos and a brief description of the Senior Revolving DIP Facility and the Transaction) in publications or other media of their choice (including without limitation "e-tombstones" published or otherwise circulated in electronic form and related hyperlinks to the Borrower’s corporate website) at CITBC’s own expense. In addition, CITBC may disclose the information about the Senior Revolving DIP Facility and the Transaction to market data collectors and similar service providers to the financing community.

7.     Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the DIP Term Sheet, or any of their respective terms or the substance thereof shall be disclosed by you, directly or indirectly, to any other person except (a) the trustee under the indenture for the Senior Secured Notes (the "Trustee"), the underwriter and trustee for any proposed senior secured notes intended to be issued in exchange for the Senior Secured Notes ("New Senior Secured Notes") (and as required in disclosure associated with the sale of such New Senior Secured Notes) (the "Underwriter") and the trustee under the indenture for the New Senior Secured Notes (the "New Trustee"), and your, the Underwriter’s, the Trustee’s, and the New Trustee’s respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, provided, however, that such permitted disclosures shall be made only on the condition that such matters may not, except as required by law, be further disclosed, (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (c) the Borrower may file this Commitment Letter and the DIP Term Sheet with the Bankruptcy Court, and (d) all noteholders, their investment advisors and managers and each of their respective officers, directors, employees, attorneys, accountants and advisors. None of this Commitment Letter, the DIP Term Sheet, nor any of their respective terms or the substance thereof shall be disclosed directly or indirectly to any other potential source of financing (excluding the parties enumerated in clause (d) of the preceding sentence) without the prior written consent of CITBC. No person, other than the parties hereto, is entitled to rely upon this Commitment Letter or any of its contents or have any beneficial or legal right, remedy, or claim hereunder. No person (other than CITBC) shall, except as required by law, or as permitted herein, use the name of, or refer to, CITBC, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Senior Revolving DIP Facility without the prior written consent of CITBC.

8.     Survival.

The compensation, reimbursement, expense, indemnification, confidentiality, governing law, forum and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of CITBC.

9.     Assignments; Amendments; Governing Law, Etc.

The Commitment shall not be assignable by you without the prior written consent of CITBC. The Commitment is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and you agree that it does not create a fiduciary relationship among the parties hereto. CITBC may assign its commitments hereunder to any of its affiliates or with your consent (which consent shall not be unreasonably withheld, conditioned or delayed) to any DIP Lender. Any such assignment to an affiliate will not relieve CITBC from any of its obligations hereunder unless and until such affiliate shall have executed the Loan Documentation evidencing its agreement to fund the commitment so assigned and shall have funded such commitment. Any assignment to a DIP Lender shall release CITBC from the portion of its commitments hereunder so assigned; provided that in the event such DIP Lender does not fund such assigned commitments, CITBC shall fund such amount; provided however that this provision will automatically terminate and be of no further force or effect upon the initial advance of the DIP Lenders under the Senior Revolving DIP Facility. Any and all obligations of, and services to be provided by, CITBC hereunder (including, without limitation, the Commitment) may be performed and any and all rights of the DIP Agent hereunder may be exercised by or through any of its affiliates or branches. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND, IF APPLICABLE, THE BANKRUPTCY CODE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT OR THE PERFORMANCE OF SERVICES HEREUNDER. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. This Commitment Letter, together with the DIP Term Sheet, embodies the entire understanding among the parties hereto relating to the matters discussed herein and therein and supersedes all prior discussions, negotiations, proposals, agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof. No course of prior conduct or dealings between or among the parties hereto. no usage of trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. Any modification or waiver of the Commitment or the terms hereof must be in writing, must be stated to be such and must be signed by an authorized representative of each party hereto.

10.     Patriot Act.

CITBC hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, and each Guarantor (as defined in the DIP Term Sheet) which information includes names and addresses and other information that will allow CITBC to identify the Borrower and each Guarantor in accordance with the Patriot Act.

11.     Acceptance of Commitment; Termination.

If you wish to accept the Commitment, please return executed counterparts of this Commitment Letter, together with full payment of the Commitment Fee, to CITBC, on or before 5:00 p.m., New York City time, on July 18, 2012, otherwise, the offer set forth herein shall automatically terminate on such date and time and be of no further force or effect. In the event that (i) the Chapter 11 Cases are not commenced on or before September 5, 2012 or (ii) the initial borrowing in respect of the Senior Revolving DIP Facility does not occur on or before the fourth business day following the commencement of the Chapter 11 Cases ("DIP Commitment Expiration Date") then this Commitment Letter and the commitment and undertakings of CITBC hereunder shall automatically terminate unless CITBC shall, in its discretion, agree to an extension. Before such date, CITBC may terminate its obligations under this Commitment Letter as contemplated by Section 2 of this Commitment Letter and as otherwise expressly provided in this Commitment.

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This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall he deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shalt be effective as a delivery of a manually executed counterpart of this Commitment Letter.

Very truly yours,

THE CIT GROUP/BUSINESS CREDIT, INC.

ADDITIONAL SIGNATURES ON FOLLOWING PAGE
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The Foregoing Is Hereby Accepted And
Agreed To In All Respects By The Undersigned
for Itself and on behalf of its subsidiaries,
this 18th day of July, 2012:

BROADVIEW NETWORKS HOLDINGS, INC.

BROAD VIEW NETWORKS, INC.

BROADVIEW NETWORKS OF MASSACHUSETTS, INC.

BROAD VIEW NETWORKS OF VIRGINIA, INC.

BRIDGECOM INTERNATIONAL, INC.